Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT Announces Tax Treatment of 2014 Distributions

New York, New York, February 11, 2015 – New York REIT, Inc. (NYSE: NYRT) (“NYRT”), a publicly traded real estate investment trust (“REIT”), today announced the tax treatment of 2014 distributions to holders of its common stock as described below. None of the common stock distributions paid in 2014 were taxable.

Common Shares (CUSIP #64976L109)

Record Date	Payment Date	Total Distribution Per Share	2014 Ordinary Taxable Distributions	2014 Return of Capital
12/8/2014	12/15/2014	$0.0383	none	100%
11/7/2014	11/14/2014	$0.0383	none	100%
10/8/2014	10/15/2014	$0.0383	none	100%
9/8/2014	9/15/2014	$0.0383	none	100%
8/8/2014	8/15/2014	$0.0383	none	100%
7/8/2014	7/15/2014	$0.0383	none	100%
6/6/2014	6/13/2014	$0.0383	none	100%
5/8/2014	5/15/2014	$0.0383	none	100%
Daily	4/5/2014	$0.0514	none	100%
Daily	3/5/2014	$0.0464	none	100%
Daily	2/5/2014	$0.0514	none	100%
Daily	1/6/2014	$0.0514	none	100%
	Total:	$0.5070	none	100%

As noted above, the December 2013 monthly distributions that was paid on January 6, 2014 will be considered a distribution for 2014 for U.S. Federal income tax purposes and the December 2014 monthly distribution that was paid on January 15, 2015 will be considered a distribution for 2015 for U.S. Federal income tax purposes.

Shareholders are encouraged to consult with their tax advisors as to their specific tax treatment related to NYRT’s common stock distributions.

About NYRT

NYRT is a publicly-traded REIT listed on the NYSE focused on acquiring income-producing commercial real estate, including office and retail properties, located in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as "will," "should," "may," "anticipate," "believe," "expect" and "intend" indicate a forward-looking statement, although not all forward-looking statements include these words.  Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT's Annual Report on Form 10-K filed on February 28, 2014. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries: Investor Inquiries:

Anthony J. DeFazio DDCworks tdefazio@ddcworks.com (484) 342-3600	Andrew G. Backman Managing Director Investor Relations and Public Relations ABackman@arlcap.com (917) 475-2135	Gregory W. Sullivan Chief Financial Officer and Chief Operating Officer New York REIT, Inc. gsullivan@nyrt.com (212) 415-6500